EXHIBIT 10.23

This contract is made this day, January 11, 2000 by and between Avert, Inc., a Colorado corporation (“Avert”) whose principal office is located at 301 Remington Street, Fort Collins, Colorado 80524 and Duel Diligence, Inc.; a Montana Corporation (“Due Diligence”) whose principal office is located at 1111 East Broadway, Missoula, Montana, 59802.

Avert and Due Diligence desire to enter into an agreement whereby Due Diligence will supply data acquisition services to Avert under the following terms and conditions:

Due Diligence agrees:

1.	To provide data acquisition services, including record retrieval and name search services for the purpose of allowing Avert to obtain and disseminate information to Avert’s customers. Both parties agree that accurate data and timely service are of the utmost importance.

2.	To provide daily data acquisition services, (recognized business days), including record retrieval and name searches for any county or Federal District for a minimum of the most recent seven years for standard searches and for a minimum of ten years for extended searches. Exceptions are those jurisdictions where only a shorter period can be reasonably researched. A list of exceptions is attached.

3.	To provide complete and accurate information to Avert as found in the court records that Due Diligence searches and reviews and to return said information in a mutually agreed format. Complete and accurate information includes; name, date of birth, social security number, race and gender, address and physical description, courts searched, dates searched. If record(s) is found then Due Diligence agrees to provide; case numbers, offense and/or file data, and the offenses charged and all relevant information found regarding charges and dispositions. It is understood that some courts/jurisdictions may not supply all of the above information but that Due Diligence agrees to provide all or in part, this information, as individual courts/jurisdictions provide it.

4.	To provide case files at no charge, as requested by Avert, to verify information that is disputed by Avert’s clients or individuals on whom, the information was provided. If case files are requested by Avert, for any other reason, Due Diligence may assess Avert a fee of $30.00 plus any court fees associated with retrieval of said files.

5.	As both parties agree that accurate data and timely service are of the utmost importance, Due Diligence agrees to forgo any compensation for searches where inadequate, incomplete or incorrect information was provided. Due Diligence further agrees to provide daily updates on any searches that have exceed the agreed on return time. Failure to provide daily update on late searches will result in compensation being withheld on said searches.

6.	To receive requests for data by phone, fax or secured web site and to provide information in same manner.

7.	To abide by the attached fee schedule for one year, (January 1, 2000 to December 31, 2000).

8.	To indemnify and hold harmless Avert from any action on the part of Due Diligence regarding the acquisition of data and the contents of the reports that are supplied to Avert as long as Avert has not altered the content of the report or the information received.

9.	To abide by all provisions of the Fair Credit Reporting Act (Public Law 91-508 and any other applicable federal or state laws or regulations.

10.	To maintain Errors and Omission insurance with minimum coverage of one million dollars per incident and to name Avert, Inc. as additional insured on such policy.

Avert agrees:

1.	To provide all required information on a request for data, Avert will make requests for data available for retrieval via the secured web site 24 hours a day, 365 days per year. If the web site is not available Avert will notify Due Diligence immediately. Avert may also phone and fax requests for data to Due Diligence up to three times per business day.

2.	To provide a toll-free number for fax or phone return of requests.

3.	To provide a minimum of 10,000 requests for data each month. If the monthly quota of requests is not met then Avert agrees to abide by the attached price list and pay charges based on actual number of requests sent.

4.	To pay Due Diligence for all requests for data received within any month no later than the 15th of the following month. Avert reserves the right to pay Due Diligence on a weekly or monthly basis. Avert will pay Due Diligence in accordance with the Avert Summary of Charges. Due Diligence agrees to provide Avert with a monthly summary of additional research or court fees to be added to the Summary of Charges for payment each month, no later than the 5th day of the following month.

5.	To use the information that is received from Due Diligence in strict accordance with all provisions of the Fair Credit Reporting Act (Public Law 91-508) and any other federal or state laws or regulations.

6.	To certify that each user of the information that Due Diligence provides to Avert is certified in accordance with the FCRA and to provide the name of each end user as required.

7.	To indemnify and hold harmless Due Diligence from any improper use of the data that is supplied to Avert.

8.	To measure and provide reports regarding Due Diligence performance on a monthly basis. Performance measurement will include the quality of the data and the percentage of requests returned within the agreed upon retrieval time.

This contract is effective until December 31, 2000 unless either part provides 30 days written notice of termination. In the event of a change of control by either company this contract may be terminated with 30 days written notice. Any changes or amendments to this contract or attached schedule of fee will not take effect until 30 day written notice is provide and both parties have fully executed said changes or amendments.

In witness thereof, the parties have caused this contract to be executed as of the data first above written.

Avert, Inc.
____________________________________________________________________________
Dean A. Suposs, President and Chief Executive Officer

Due Diligence, Inc.
_______________________________________________________________________________
Richard LeBlance, President and Owner